FOR IMMEDIATE RELEASE

Contact:	Mark Edwards
423.314.6216
medwards@sqcorporation.com

SportsQuest, Inc. Named Presenting Title Sponsor of U.S. Pro Golf Tour

Orlando, FL - November 21, 2007: The U.S. Pro Golf Tour, a wholly-owned subsidiary of Greens Worldwide, Inc., (Pink Sheets: GRWW) announces that SportsQuest, Inc., (OTC Bulletin Board: SPQS) has executed a three-year presenting title sponsorship agreement. Terms of the agreement include a stock payment of $500,000 in restricted common stock of SportsQuest on December 15, 2007 and SportsQuest’s commitment to underwrite all purses and expenses for “official” USPGT events through 2010, subject to certain performance conditions and registration rights. In 2008, purses for “official” USPGT events are expected to exceed $2.1 Million. Upon executing the agreement, the U.S. Pro Golf Tour Presented by SportsQuest becomes the official tour name.

“This agreement is one of the major steps toward the previously announced re-launch of the USPGT in 2008. SportsQuest is excited to be part of that process. With the recent addition of ZC Entertainment to our holdings, we now have the experienced operating and marketing resources to assist the USPGT in rebuilding to its former state, delivering value to USPGT partners and professionals,” stated R. Thomas Kidd, CEO. “In addition, the recently announced agreement with the National Golf Tour to become the Official Development Tour of the USPGT sets all the components in place for a great re-launch of the USPGT in 2008.”

In 2008, four “official” USPGT events carry a purse of $400,000 each, while the official Tour Championship purse is $500,000. Purse amounts and official tour events are scheduled to increase beginning in 2009.

SportsQuest is also negotiating to become Title Sponsor of another series of professional events in 2008 comprising 8 regional championships with purses of $1.28 Million and a final series championship with a purse of $750,000. This series, if realized, will be designated special entitlement events for USPGT professionals. Details on the special entitlement series may be released in the near future. Another unofficial entitlement event is the SportsQuest Cabo Challenge Cup, a pro am event conducted as a part of the People vs the Pros event on ESPN2. SportsQuest previously entered into a three year agreement with the producer of the People vs the Pros event.

The U.S. Pro Golf Tour Presented by SportsQuest will be managed by SportsQuest Golf, a division of SportsQuest.

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About SportsQuest, Inc.

SportsQuest, Inc. (OTCBB: SPQS) is a vertically integrated sports and entertainment marketing and management company, engaged in owning and operating sports entities and their support companies. SportsQuest, Inc. currently owns SportsQuest Management Group, Inc. (www.sqcorporation.com), Zaring/Cioffi Entertainment, Inc, (www.zcentertainment.com), owns a controlling interest in Greens Worldwide Incorporated, GRWW.PK and has executed a definitive agreement to purchase JAVACO, Inc. (www.javacoinc.com). In our continuing effort to develop a more cohesive and synergistic organization, we are structured in a way that allows all of our wholly owned subsidiaries to utilize each other’s resources to the greatest extent possible. In addition, the Company’s strategic plan is to deliver substantial value by providing multiple sports and entertainment platforms and media to leverage our partners advertising and promotional dollars, while delivering the finest sports and entertainment opportunities to retain and build customers. For our non-sports businesses, we will utilize the media and promotional benefits of our media platforms in Television, Radio, and Print, together with Internet Television and other like strategic relationships, to grow our consolidated revenues. The Company intends to continue its strategy of acquiring profitable sports and sports related firms, together with other businesses that would benefit from the synergy the Company provides.

About the U.S. Pro Golf Tour Presented by SportsQuest

The U.S. Pro Golf Tour Presented by SportsQuest will rapidly become the nation's premier intermediary tour, featuring more than 300 talented young professional golfers representing 34 states and 12 countries. The Tour will deliver a “Big Tour” experience for players and spectators by providing first class amenities, including skybox and grandstand seating, scoreboards, celebrity pro-ams and corporate hospitality. In addition to its Major Championships, the Tour just recently signed an agreement with the National Golf Tour designating NGT as Official Development Tour of the USPGT.

Forward-Looking Statements

The statements contained in this news release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Forward-looking statements, such as our desire to close on future accretive acquisitions, deal with the Company’s current plans, intentions, beliefs and expectations. Investors are cautioned that all forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.